                             KRANZCO PRESS RELEASE
------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                            CONTACT: NORMAN M. KRANZDORF
                                                 (610) 941-9292
------------------------------------------------------------------------------


FROM:    L.B.STAUFFER, Sr. VP
         Bill Gordon, Sr. VP
         Porter, LeVay & Rose, Inc.
         (212) 564-4700

                                                         FOR IMMEDIATE RELEASE

                       KRANZCO ANNOUNCES POSTPONEMENT OF
                    EXCHANGE OFFER AND NAI RECAPITALIZATION


         CONSHOHOCKEN, PA, Sept. 10 - Kranzco Realty Trust (NYSE:KRT), announced today that it is extending the expiration date of its previously announced offer to exchange $8,000,000 of convertible subordinated notes for 80 percent of the issued and outstanding stock of New America Network, Inc.
(NAI) until December 31, 1998. The company stated that "in light of the recent material disruptions to the securities markets, it would be impracticable at this time to consummate the Exchange Offer and the related transactions, which included Kranzco distributing 70.2 percent of NAI's outstanding common stock to its shareholders, and NAI launching a rights offering and a concurrent offering of common stock to NAI's network of independently owned, licenced real estate brokers."

         Kranzco announced that the record date for Kranzco's planned distribution of NAI common stock to Kranzco's shareholders, which had been set as September 4, 1998, has been canceled. Kranzco will announce a new record date for the distribution at a later date.

         Kranzco Realty Trust is a publicly-owned, self-administered, self-managed real estate investment trust whose objective is to increase shareholder value through enhancing leasing revenues, expanding and renovating existing properties, and acquiring attractive properties with the potential for growth and greater profitability. Kranzco owns and operates 58 neighborhood and community shopping centers with more than 7.6 million square feet of gross leasable area in 16 states.

         NAI operates a network of independently owned, licensed real estate brokers throughout the United States and, more recently, abroad. NAI, directly and through its Broker Members, provides commercial real estate brokerage services to local, regional, national and international businesses.

         Detailed information regarding Kranzco and its properties can be found on its World Wide Web site at http://www.krt.com.

                                     #####
1998


                                      -2-